EXHIBIT 12


                      U S WEST Financial Services, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)

                                Quarter Ended
                                                           9/30/95     9/30/94



Income before income taxes                   $2,297  $ 2,539
Interest expense                              7,113    9,655
Interest factor on rentals (1/3)                  5       21
                                                  -        -
Earnings                                     $9,415  $12,215

Interest expense                              7,113    9,655
Interest factor on rentals (1/3)                  5       21
                                                  -        -
Fixed charges                                $7,118  $ 9,676

Ratio of earnings to fixed charges             1.32     1.26
------------------------------------------        -        -



                                 Year-to-Date
                                                           9/30/95     9/30/94



Income before income taxes                   $ 7,677  $ 4,639
Interest expense                              23,682   32,428
Interest factor on rentals (1/3)                  36       98
                                                   -        -
Earnings                                     $31,395  $37,165

Interest expense                              23,682   32,428
Interest factor on rentals (1/3)                  36       98
                                                   -        -
Fixed charges                                $23,718  $32,526

Ratio of earnings to fixed charges              1.32     1.14
------------------------------------------         -        -
